                                                                   EXHIBIT 10.25

                               SERVICES AGREEMENT


         THIS IS A SERVICES AGREEMENT ("Agreement") dated as of the 15th day of March, 1999, by and between (i) HIGH SPEED ACCESS CORP., a Delaware corporation, and its successors and assigns ("HSA"); and (ii) DARWIN NETWORKS, INC., a Delaware corporation, and its successors and assigns ("Darwin").

                                R E C I T A L S:

                  A. Darwin engages in the business of providing high-speed Internet access via digital subscriber lines (the "Operations").

                  B. Darwin wishes to enter into an agreement whereby HSA will provide to Darwin and on Darwin's behalf, certain financial, accounting, engineering, customer service, network monitoring, and other professional staff services (the "Services", as further described in Section 2 below).

                  C. HSA wishes to perform such Services on behalf of Darwin, and the parties hereto wish to reduce to writing their understanding with respect to the matters contained herein.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

         1. Independent Contractors. It is understood and agreed that the relationship between the parties hereto is that of independent contractors, and nothing herein contained shall be deemed to create or authorize the creation of the relationship of partnership or joint venture between HSA and Darwin.

         2. HSA's Obligations. HSA shall perform the following services for and on behalf of Darwin (collectively, the "Services") as more particularly described on Exhibit A attached hereto and made a part hereof:

                  A. Financial functions, including:

                           [1] billing and collections, general accounting, financial reporting and cash flow, data processing, bookkeeping and general record-keeping;

                           [2] treasury and payroll, including banking and cash management, (i.e., the handling and issuance of checks and other negotiable instruments pertaining to Darwin's accounts payable and payroll); human resources and employee benefits;

                           [3] in-house legal and business development support; and

                           [4] as it relates to the Operations, governmental compliance functions necessary to enable Darwin to meet the reporting, record-keeping, and budgetary requirements of all applicable statutes, rules or regulations of all governmental agencies.

                  B. Management information system functions, including central office local area network (LAN) design and management.

                  C. Network monitoring, including 24 hour monitoring of Darwin installations through HSA's network operations centers.

                  D. Help desk, including 24 hour maintenance of 1-800 number hotline.

                  E. Engineering and installation support as requested.

                  F. ISP services, including e-mail, news and web hosting.

                  G. Human resources support, including payroll, benefits administration, recruiting and hiring support.

                  H. Backbone services including data access and transport and Internet porting.

                  I. Lease/purchase management: purchase for and/or lease to Darwin on an "arms-length" basis any necessary office equipment, furniture and fixtures, and supplies for Darwin's account, and, at HSA's option, if Darwin has no funds available therefor, any field equipment necessary for the Operations.

                  J. Such other services as the parties shall agree from time to time.

                  In performing Services on behalf of Darwin, HSA shall use the same degree of care and diligence as it uses in the performance of comparable duties for its own account, provided, that HSA shall not be obligated to commence legal proceedings for the purposes of collecting Darwin's accounts receivable.

         3. Darwin's Obligations. The obligations of Darwin shall consist of the following:

                  A. To provide assistance and cooperation in all billing of services for the period in which this Agreement is effective and to pay over to HSA, immediately upon receipt thereof, any payments or reimbursements for such services.

                  B. To establish policies affecting the Operations which are not inconsistent with the responsibilities assigned to HSA under the terms of this Agreement.

                  C. To cooperate with HSA in executing all forms and returns required pursuant to applicable taxing statutes, federal, state and local rules and regulations and governmental reimbursement programs.

         4. Revenues, Costs of Operation and Service Fee.

                  A. All revenues from the operations of, or any interest earned on any deposits or accounts maintained under this Agreement for, Darwin and the Operations shall be deposited into and paid out of one or more bank accounts established by HSA and Darwin (at a financial institution selected by HSA and Darwin) for the payment of the following items on a monthly basis in the following order of priority: (i) the Costs of Operation (as defined in Section 4.B below); (ii) the service fees described on Exhibit B attached hereto ("Service Fees"); and (iii) any outstanding cash advances made by HSA as contemplated herein or hereunder. HSA shall not commingle any funds of Darwin received or controlled by it pursuant to this Agreement with any funds of HSA.

                  B. The "Costs of Operation" shall include, but are not limited to: (i) all costs and expenses incurred in the operation and management of the Operations, including, without limitation, utilities prorations, rents under any leases, and salary, compensation or payments to the employees of Darwin; (ii) all premiums or charges for insurance coverage with respect to the Operations,
(iii) all expenses and costs incurred in connection with the purchase of necessary supplies and supplies supplied by independent contractors, and (iv) any ad valorem taxes payable with respect to any personal property owned by Darwin for the period this Agreement is effective.

                  C. HSA is authorized to pay each invoice for Service Fees unless within ten (10) days of presentation of such invoice Darwin shall notify HSA of its objections.

         5. Working Capital. HSA is hereby authorized to incur expenses and liabilities in the ordinary course of rendering the services described herein. To the extent funds are available therefor, HSA shall pay timely all Costs of Operation but shall have no liability for and shall not be obligated to provide funds for any Costs of Operation to the extent Darwin shall not have any funds available therefor. HSA may provide at its option, but shall not be obligated to provide, any working capital for the Operations.

         6. Term. Unless earlier terminated in accordance with Section 7 hereof or further extended as provided herein, this Agreement shall commence effective at 12:01 a.m. local time on March 15, 1999 ("Commencement Date"), and shall extend for a period of six (6) months (the "Term"); provided, that either Darwin or HSA may terminate all or any particular Service on thirty (30) days notice. The Term will be subject to automatic renewals of six (6) months each unless either party provides written notice of its election to terminate this Agreement at least thirty (30) days prior to the expiration of the then existing Term.

         7. Default and Termination.

                  A. The following shall be deemed to be an "Event of Default" hereunder:

                           [1] If any licenses or permits applicable to the Operations are canceled or revoked because either party has failed to perform its obligations hereunder and such party is not, in good faith, diligently pursuing the reinstatement of such licenses or permits.

                           [2] If either party becomes insolvent or makes an assignment for the benefit of creditors or commits an act of bankruptcy or files a voluntary petition under the provisions of the United States Bankruptcy Code, including without limitation, a petition for reorganization or arrangement or consents to an involuntary petition or is adjudicated a bankrupt.

                           [3] If either party violates, or is in breach of, any material term or condition of this Agreement.

                  B. The party with respect to which an Event of Default is not applicable may declare this Agreement terminated immediately.

                  C. Upon termination of this Agreement for any reason, any outstanding accrued Service Fee and any advances by HSA pursuant to Section 5 hereof (collectively, "HSA Obligations") shall become immediately due and payable and HSA is authorized to pay such amounts to itself from the accounts maintained by it pursuant to Section 4.A hereof within five (5) days after submission to Darwin of a calculation of such amounts.

         8. Cooperation at Termination. Upon the expiration or earlier termination of this Agreement, the parties hereto shall cooperate fully with the other in effecting an orderly transition to avoid any interruption in the rendering of the Services and, in that connection, HSA shall surrender to Darwin all contracts, books, records and reports maintained by HSA with respect to the Operations.

         9. Indemnification. The party with respect to which an Event of Default is applicable (the "Defaulting Party") shall indemnify and hold the other party and its shareholders, directors, officers, employees and agents harmless from any and all liabilities, losses, damages, claims, and costs arising from an Event of Default, except for liabilities, losses, damages, claims, and costs arising from the non-Defaulting Party's gross negligence, bad faith or willful misconduct.

         10. Parties Bound. The provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Except as specifically provided herein, no assignment of rights or delegation of duties shall relieve either party, as the case may be, of its obligations hereunder. Except as specifically provided herein, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided that a party may assign its rights and delegate its duties to any successor entity in the event of a merger or a sale of substantially all of the party's assets if the successor entity assumes all of the party's obligations hereunder.

         11. Severability. In the event any provision hereof shall be modified or held ineffective by any court in any respect, such adjudication shall not invalidate or render ineffective the balance of the provisions of this Agreement.

         12. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and completely supersedes all prior oral agreements between the parties. All other agreements with respect to the subject matter hereof between the parties, whether written or oral, are merged herein. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         13. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         14. Further Assurances. The parties each hereby agree to execute and deliver all of the agreements, documents, and instruments required to be executed and delivered by them in this Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Agreement.

         15. Tense; Captions. In construing this Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice-versa, and the captions contained in this Agreement shall be ignored.

         16. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the substantive laws of the Commonwealth of Kentucky.

         17. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than HSA and Darwin and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                              DARWIN NETWORKS, INC.


                              By: /s/ DAVID GIBBS
                                 -----------------------------------------------
                                 David Gibbs, President


                              HIGH SPEED ACCESS CORP.


                              By: /s/ W. KENT OYLER, III
                                 -----------------------------------------------
                                 W. Kent Oyler, III, Chief Operating Officer